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                                                                    Exhibit 21.1


The following is a list of Avalon's subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.


     Subsidiary Name                              State of Incorporation
------------------------------------------------------------------------


 . American Landfill Management, Inc                         Ohio
 . American Waste Management Services, Inc.                  Ohio
 . Antech Ltd.                                               Pennsylvania
 . Avalon Lakes Golf, Inc.                                   Ohio
     . Avalon Travel, Inc.                                  Ohio
     . TBG, Inc.                                            Ohio
 . AWS Remediation, Inc.                                     Pennsylvania
 . DartAmericA, Inc.                                         Ohio
     . Dart Trucking Company, Inc.                          Ohio
          - Dart Realty, Inc.                               Ohio
          - Dart Services, Inc.                             Ohio
     . TRB National Systems, Inc.                           Ohio
 . Earth Sciences Consultants, Inc.                          Pennsylvania


Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries is owned by the indicated parent of such subsidiary.